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                                                                    Exhibit 23.1
INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Emerging Communications, Inc. on Form S-4 of our report dated March 25, 1997, included in the Annual Report on Form 10-K of Atlantic Tele-Network, Inc. for the year ended December 31, 1996, and to the use of our report on Atlantic Tele-Network Co. dated March 25, 1997 appearing in the Prospectus, which is part of this Registration Statement and of our report dated March 25, 1997 related to the financial statement schedules of Atlantic Tele-Network Co. appearing elsewhere in the Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


Deloitte & Touche LLP

August 11, 1997

OMAHA, NEBRASKA